Exhibit 99.2

Aura FAT Projects Acquisition Corp. Announces Closing of Initial Public Offering and Exercise of
Full Over-Allotment Option

Singapore – April 19, 2022 – Aura FAT Projects Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 10,000,000 units at $10.00 per unit (the “Offering”). Each unit consists of one Class A ordinary share and one redeemable warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The underwriters exercised their over-allotment option in full for an additional 1,500,000 units on April 13, 2022, which closed at the time of the closing of the Offering. As a result, the aggregate gross proceeds of the Offering, including the over-allotment, are $115,000,000, prior to deducting underwriting discounts, commissions, and other Offering expenses.

The units have been listed on the Nasdaq Global Market (“Nasdaq”) and began trading on April 13, 2022, under the ticker symbol “AFARU”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AFAR” and “AFARW”, respectively.

The Company is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While it will not be limited to a particular industry or geographic region, the Company intends to focus its search on new emerging technology companies with an acute growth potential in Southeast Asia and Australasia in sectors such as the Web 3.0, blockchain, cryptocurrency, digital ledger, e-gaming and other new financial technology and services sectors.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) served as sole book-running manager for the Offering.

Nelson Mullins Riley & Scarborough LLP served as legal counsel to the Company. The Loev Law Firm, PC served as legal counsel to EF Hutton.

The units described above were offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-263717) that was originally filed with the Securities and Exchange Commission (“SEC”) on March 18, 2022 and declared effective by the SEC on April 12, 2022. The Offering was made only by means of a prospectus, copies of which may be obtained, from: EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering, the search for an initial business combination, and the anticipated use of the net proceeds of the offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Aura FAT Projects Acquisition Corp.

1 Phillip Street, #09-00

Royal One Phillip

Singapore, 048692

Attn: David Andrada

Email: office@fatprojects.com

Telephone: 65-3135-1511